Limelight Networks Files Patent Infringement Lawsuit Against
Akamai and XO Communications
Patents Cover Inventions Critical to Content Delivery Network

TEMPE, Ariz. November 30, 2015 Limelight Networks (Nasdaq:LLNW), a global leader in digital content delivery, today announced that they have filed a lawsuit in the Eastern District of Virginia against Akamai and XO Communications for infringing six of their patents.

The complaint indicates that the patents being infringed cover a broad range of inventions that are critical to the effective and efficient delivery of bytes by a content delivery network. Limelight believes their patents are very strong and this lawsuit will provide significant relief and future protection against any illegal competition.

“Akamai and XO Communications have been relying on our patented inventions to unfairly compete with us in a dynamic and growing marketplace,” said Bob Lento, chief executive officer of Limelight. “Their blatant disregard of our patent rights and the resulting harm to our business forced us to file these claims.”

Limelight has retained top IP trial lawyer Matt Powers and his team from Tensegrity Law Group and Maya Eckstein from Hunton & Williams to represent the Company in this litigation.

About Limelight
Limelight Networks Inc., (NASDAQ: LLNW), a global leader in digital content delivery, empowers customers to better engage online audiences by enabling them to securely manage and globally deliver digital content, on any device. The company’s award winning Limelight Orchestrate™ platform includes an integrated suite of content delivery technology and services that helps organizations secure digital content, deliver exceptional multi-screen experiences, improve brand awareness, drive revenue, and enhance customer relationships — all while reducing costs. For more information, please visit www.limelight.com, read our blog, follow us on Twitter , Facebook and LinkedIn and be sure to visit Limelight Connect.
Investor inquiries:
ir@llnw.com
Press Contact:
famaPR on behalf of Limelight Networks
Ted Weismann, 617-986-5009
limelight@famapr.com